Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Rapidly Expanding Functional Energy Category Driving

Exponential Growth for CELSIUS®

Celsius Retail Store Count Increased 57% through 1st Nine Months Of 2019

To Over 60K Locations

Boca Raton, FL (October 23, 2019) –Celsius Holdings, Inc. (Nasdaq: CELH), maker of the leading global fitness drink, CELSIUS®, today announced that the company has significantly expanded the total number of retail locations CELSIUS® is available , as trend forward functional energy brands capitalize on consumer shifts towards healthier, better-for-you functional energy. The company reported that their total number of retail locations available has increased 57% YTD in 2019 to over 60,000 locations nationwide.

“Exponential growth across all channel verticals continue to accelerate as macro industry and consumer trends are being driven by the health-minded consumer demanding healthier alternatives to conventional energy drinks,” said John Fieldly, President and Chief Executive Officer. “Through this transition disrupting the industry, CELSIUS® is driving growth, outpacing larger more established brands and has established itself as a leader in functional energy through their Health and Fitness roots and proven functional benefits differentiating ourselves from competitors. Third party data clearly validates our assertions of strong consumer demand for our functional fitness drinks and our achievements in broadening our placements with more retailers, while at the same time increasing volume per location.”

SPINS third party data (Shelf Stable Energy & Functional Beverages) for the 52 weeks ended August 8, 2019, indicates CELSIUS®’ sales growth has continued to accelerate in both the convenience and grocery channels year-over-year, while significantly outpacing the channel in volume growth in existing accounts.

•           Convenience: 41.1% Growth, outpacing category by 4.3x: 11.9% ACV, Ranked 12th top brand

             •     3,245 new doors within the convenience store channel in 2019

•           MULO (Grocery): 110.2% Growth, outpacing category by 8.5x: 24.3% ACV, Ranked 9th top brand

Beverage Industry analyst Bonnie Herzog of Wells Fargo recently commented, “The fitness/performance energy sub-category is now going mainstream, suggesting there’s even more potential disruption across the category than we previously expected. There’s still a long runway of growth across broader energy as new consumers enter the category, echoing recent sentiments from our C-store retailer contacts, who have indicated they expect the category to grow by a strong +8.3% in 2019.”

Retailers across all channels are broadening their traditional energy drink offerings to align with today’s consumer demands and in addition to the convenience and grocery channel, CELSIUS® has increased the number of drug store locations by over 500% through the first nine months of 2019 with a store count now over 10,000 locations. Similar growth has been achieved in the vending channel which was launched in 2018 and now has over 14,500 retail locations, up over 140% from the end of 2018.

Fieldly continued, “Historically, the most successful beverage companies were able to take advantage of rapidly changing consumer and industry trends such as the initial emergence of the energy category, which is the exact place we find Celsius today. We are positioned to maximize on this opportunity across all channels and look forward to reporting our third quarter 2019 results to further show the traction we have achieved through the first nine months of 2019 on a sales basis driven by this expansion. Our CELSIUS® brand is aligned with today’s health minded consumer and our fitness position has mass appeal.”

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), is a global company with a proprietary, clinically proven formula for its brand CELSIUS® and all its sub-brands. A lifestyle fitness drink and a pioneer in the rapidly growing performance energy sector, CELSIUS® has five beverage lines that each offer proprietary, functional, healthy-energy formulas clinically-proven to offer significant health benefits to its users. The five lines include, CELSIUS® Originals, CELSIUS HEAT™, CELSIUS® On-the-Go, CELSIUS® BCAA’s and CELSIUS® Sweetened with Stevia. CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten-free and contains very little sodium. CELSIUS® is backed by six university studies that were published in peer-reviewed journals validating the unique benefits CELSIUS® provides. CELSIUS® is sold nationally at Target, CVS, GNC, Vitamin Shoppe, 7-Eleven, Dick’s Sporting Goods, The Fresh Market, Sprouts and other key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s and Food Lion. It is also available on Amazon, at fitness clubs and in select micro-markets across the country. For more information, visit CELSIUS® at www.celsius.com or Celsius Holdings, Inc., at www.celsiusholdingsinc.com.

Interested in carrying CELSIUS® as a distributor or in your retail cooler? Contact SALES@CELSIUS.COM

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings’ future results of operations and/or financial position, or state other forward-looking information. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings’ actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings has filed previously with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

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